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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

COTT TO BUY ITS CONCENTRATE CONTRACT FROM ROYAL CROWN UNIT OF CADBURY SCHWEPPES;
               CALLS MOVE AN IMPORTANT MILESTONE IN DRIVING GROWTH

                        (All information in U.S. Dollars)

TORONTO, June 13, 2001: Cott Corporation (NASDAQ:COTT; TSE:BCB) announced today an agreement to purchase its retailer brand concentrate supply contract from the Royal Crown unit of Cadbury Schweppes plc (LSE:CBRY; NYSE:CSG). The purchase includes formulas and proprietary technology together with a concentrate manufacturing facility. In addition, the Company said it would also be acquiring the RC International business.

The total acquisition, which will amount to $94 million, is expected to be accretive to earnings in the first full year and thereafter. To fund the transaction, the Company has received a commitment for a credit facility, which will be underwritten by Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc. who is acting as Cott's advisor.

"This acquisition is our most significant ever and takes Cott to a new level. It gives us more control over our destiny," said Frank E. Weise, Cott's president and chief executive officer. "For both shareowners and employees it marks an important milestone."

The proposed transaction includes Royal Crown's concentrate manufacturing and research facilities in Columbus, Georgia, together with RC's International division, which encompasses all RC branded business outside the United States, Canada, Mexico and certain U.S. territories including Puerto Rico.

Royal Crown has supplied Cott with concentrates since 1991. The current supply contract, in effect since 1994, expires in 2014. The RC brand has been sold internationally since the 1950's and is currently available in approximately 60 countries. RC International also supplies its franchisee bottlers with concentrates used in local brands.

"Adding RC's know-how to Cott's accelerating growth is a win-win for our customers," Weise added. "Furthermore, the acquisition of RC International will provide international expertise and a bottling network to help us extend our retailer brand business with our global customers."

The acquisition is subject to certain conditions and is expected to be completed in July.

                                       ***

Cott will hold a conference call regarding the transaction that will be available via webcast and telephone at 10:30 AM EDT today. For those who wish to listen to the presentation, there is a listen-only dial-in telephone line, which can be accessed as follows:

North America only:        877-461-2816
International:             +1 416-695-9753

Replay line
North America only:        888-440-6869, passcode:  9253
International:             +1 416-695-9772, passcode:  9253

To access the webcast, please visit Cott's website at www.cott.com at least fifteen minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcasts, a replay will be available following these events.


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                                                           FOR IMMEDIATE RELEASE

ABOUT COTT CORPORATION
Cott Corporation is the world's largest retailer brand soft drink supplier, with the leading take home carbonated soft drink market shares in this segment in its core markets of the U.S., Canada and the U.K.

SAFE HARBOR STATEMENTS
This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, competitive activities by national, regional and retailer brand beverage manufacturers, the Company's ability to integrate acquired business into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation, and retailers' continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive.

COTT CORPORATION CONTACTS:

Media Relations:
Rod Jimenez       (416)203-5606

Investor Relations:
Edmund O'Keeffe  (416)203-5617